UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of Earliest Event Reported):
July 6, 2017

CAMPBELL SOUP COMPANY

New Jersey	1-3822	21-0419870
State of Incorporation	Commission File Number	I.R.S. Employer
Identification No.
One Campbell Place Camden, New Jersey 08103-1799 Principal Executive Offices Telephone Number: (856) 342-4800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement

On July 6, 2017, Campbell Investment Company (“Campbell Investment”), a Delaware corporation and a wholly-owned subsidiary of Campbell Soup Company (“Campbell”), entered into a Securities Purchase Agreement (the “Agreement”) with Pacific Foods of Oregon, Inc., an Oregon corporation (“Pacific Foods”), PFO Shareholders Corp., an Oregon corporation (the “Seller”), the shareholders of Pacific Foods named therein (collectively, the “Shareholders”), and Charles W. Eggert, as shareholder representative.

Pursuant to the terms and conditions of the Agreement, at the closing, Campbell Investment will acquire 100% of the outstanding equity interests of Pacific Foods (the “Transaction”). The aggregate purchase price payable by Campbell Investment is $700 million in cash, subject to customary purchase price adjustments related to the amount of Pacific Foods’ cash, debt, working capital and transaction expenses.

The Agreement contains customary representations, warranties and covenants of Pacific Foods and Campbell Investment. From the date of the Agreement until the closing of the Transaction, Pacific Foods is required to conduct its business in the ordinary course of business and to comply with certain covenants regarding the operation of its business. The obligations of Campbell Investment under the Agreement are guaranteed by Campbell, subject to specified limitations. The closing of the Transaction is subject to customary closing conditions, including the absence of material adverse changes at Pacific Foods and the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. Campbell’s obligation to consummate the Transaction is not subject to any condition related to the availability of financing. The Agreement contains customary termination rights for Campbell Investment and Pacific Foods. The Agreement provides that if the Agreement is validly terminated for Campbell Investment’s failure to close when required to do so pursuant to the Agreement or by virtue of a material breach by Campbell Investment, Campbell Investment will be required to pay Pacific Foods a termination fee of $50 million, which may be increased by up to an additional $20 million, at Campbell’s option, under specified circumstances.

The Agreement has been filed as an exhibit to this Form 8-K in order to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Campbell, Campbell Investment, Pacific Foods or their respective subsidiaries and affiliates. The Agreement contains representations and warranties by Campbell Investment, on the one hand, and by Pacific Foods, the Seller and the Shareholders, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules delivered by each party in connection with the signing of the Agreement. Moreover, certain representations and warranties in the Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to Campbell shareholders, or may have been used for the purpose of allocating risk between Campbell Investment, on the one hand, and Pacific Foods, the Seller and the Shareholders, on the other hand. Accordingly, the representations and warranties in the Agreement should not be relied on by any persons as characterizations of the actual state of facts about Campbell, Campbell Investment, Pacific Foods or the Seller at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in Campbell’s public disclosures. The Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Agreement, the Transaction, Campbell, Campbell Investment and their respective affiliates and their respective businesses, included in reports, statements and other filings Campbell makes with the SEC.

The foregoing description of the Transaction and the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 7.01 – Regulation FD Disclosure

On July 6, 2017, Campbell issued a press release announcing the Transaction. A copy of the press release is attached as Exhibit 99.1.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

2.1	Securities Purchase Agreement, dated July 6, 2017, by and among Campbell Investment Company, Pacific Foods of Oregon, Inc. and the other parties named therein. Disclosure schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Campbell agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

99.1	Release dated July 6, 2017 announcing signing of securities purchase agreement to acquire Pacific Foods of Oregon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPBELL SOUP COMPANY (Registrant)

Date: July 6, 2017	By:	/s/ Anthony P. DiSilvestro
Anthony P. DiSilvestro
Senior Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit
No.

2.1	Securities Purchase Agreement, dated July 6, 2017, by and among Campbell Investment Company, Pacific Foods of Oregon, Inc. and the other parties named therein. Disclosure schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Campbell agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

99.1	Release dated July 6, 2017 announcing signing of securities purchase agreement to acquire Pacific Foods of Oregon.